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                               EXHIBIT 2
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TELEDYNE, INC.                          CONTACT:   Rosanne O'Brien
NEWS RELEASE                                       Teledyne, Inc.
                                                   310/551-4265

                                                   Steve Stern
                                                   Stern & Co.
                                                   310/442-8414

      FOR IMMEDIATE RELEASE


                   TELEDYNE ADOPTS STOCKHOLDER RIGHTS
                      PLAN AND BYLAW AMENDMENT


     LOS ANGELES, Calif., -- January 5, 1995 - Teledyne, Inc.
(NYSE: TDY) announced today that its Board of Directors has adopted a Stockholder Rights Plan.

     The Rights Plan entitles all stockholders, except a non-approved acquiror, to purchase a specified number of additional shares of Teledyne common stock at a 50 percent discount if, without the prior approval of Teledyne's Board, a person or group acquires 15 percent or more of Teledyne's common stock or engages in certain enumerated transactions with Teledyne after making a non-approved stock acquisition.

     The Rights Plan is intended to deter coercive and unfair takeover tactics and to give the Company's Board of Directors the ability to respond, on the basis of the best interests of Teledyne, its stockholders and other relevant constituencies, to any unsolicited takeover attempts.

     The Rights Plan was adopted in light of the unsolicited business combination proposal made by WHX Corporation on November 28, 1994 and WHX's Hart-Scott-Rodino filing on or about December 21, 1994 for federal antitrust clearance to purchase at least $15 million in value but less than 15 percent of Teledyne's outstanding common stock. On December 31, 1994 Teledyne had 55,462,298 shares outstanding.

     As the Company announced on December 21, 1994, WHX was advised in a letter dated December 19, 1994 that Teledyne's Board unanimously concluded that it had no interest in pursuing the unsolicited proposal.

     Under the Rights Plan, the Board has declared a dividend of one purchase right for each outstanding common share. The record date for the Rights Plan is January 27, 1995. However, the
Rights Plan is effective immediately.

     The rights have no current value and their distribution is not taxable to stockholders. Unless and until they are triggered, the rights are redeemable by the Board, are not represented by separate certificates and are transferable only with the shares to which they attach.
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     Under the "flip-in" provisions of the Rights Plan, if any
person or group acquires 15 percent or more of Teledyne's common stock without the prior approval of the Company's Board of Directors, the rights issued under the Rights Plan will entitle all other stockholders to buy, for the applicable exercise price, a number of additional shares of Teledyne common stock which has twice the market value, as of the time the rights are triggered, of the exercise price. The Board has set the exercise price (subject to certain possible future adjustments) at $75 per right.

     In addition, under the "flip-over" provisions of the Rights Plan, if a non-approved person or group acquires 15 percent or more of Teledyne's outstanding stock and Teledyne is subsequently involved in a business combination with, or sells 50 percent or more of its assets or earning power to, that non-approved acquiror (or any other person if the transaction does not treat all stockholders alike), the rights will entitle all other stockholders to buy a number of shares of the other person's voting stock which has twice the market value, at the time the rights are triggered, of the then-applicable exercise price.

     The non-approved acquiror, its affiliates and its transferees will not be entitled to exercise the "flip-in" or "flip-over" right.

     The Rights Plan will expire in ten years and the rights may be redeemed by the Board for $0.01 per right at any time prior to a triggering event.

     The Board has also amended the Company's by-laws to require 60 days' advance notice of a stockholder's intention to nominate board members or submit proposals for consideration at an annual stockholders meeting. The amendment also requires that a stockholder desiring to solicit the written consent of other stockholders request the Board to set a record date for the solicitation within ten days of the request.

     Teledyne is a diversified manufacturing corporation serving customers worldwide through 18 operating companies focused in four business segments: Aviation & Electronics; Specialty
Metals; Industrial; and Consumer.

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